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                                                                    Exhibit 23.1





                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-16061) pertaining to the Collaborative Clinical Research, Inc. 1992 Share Incentive Plan, Collaborative Clinical Research, Inc. 1994 Directors' Share Option Plan, Collaborative Clinical Research, Inc. 1996 Outside Directors Stock Option Plan and the Collaborative Clinical Research, Inc. 1996 Key Employees and Consultants Stock Option Plan of our report dated February 13, 1997, with respect to the consolidated financial statements of Collaborative Clinical Research, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 1996.


                                                       /s/ ENRST & YOUNG LLP




Cleveland, Ohio
March 28, 1997